Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	April 24, 2012
For Immediate Release

HOME BANCORP ANNOUNCES 2012 FIRST QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $2.1 million for the first quarter of 2012, a decrease of $74,000, or 3%, compared to the fourth quarter of 2011 and an increase of $1.3 million, or 159%, compared to the first quarter of 2011. Diluted earnings per share were $0.29 for the first quarter of 2012, compared to $0.30 for the fourth quarter of 2011 and $0.11 for the first quarter of 2011.

“We continue to benefit from the vibrancy of the South Louisiana economy,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “In what has traditionally been a slow quarter for South Louisiana banks, our loan portfolio grew at an annualized rate of 7% during the first three months of 2012. That growth was spread across each of our markets.”

“Although the national economic landscape remains uncertain,” added Mr. Bordelon, “our customers are focused on doing what they do best – creating jobs and moving Louisiana forward.”

Acquisition of GS Financial Corp.

As previously reported, the Company completed the acquisition of GS Financial Corp. (“GSFC”), the former holding company of Guaranty Savings Bank of Metairie, Louisiana, on July 15, 2011. As a result of the transaction, the Company acquired $256.7 million of assets, including loans of $182.4 million, and $230.6 million in deposits and other liabilities.

Loans and Credit Quality

The Company’s total loans were $678.7 million at March 31, 2012, an increase of $12.3 million, or 2%, from December 31, 2011, and an increase of $236.7 million, or 54%, from March 31, 2011. First quarter 2012 loan growth related primarily to commercial real estate loans (up $11.0 million) and construction and land loans (up $7.1 million). These increases were partially offset by decreases in one- to four-family first mortgage loans (down $4.0 million), home equity loans and lines (down $2.3 million) and commercial and industrial loans (down $1.1 million).

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$178,826	$182,817	$(3,991)	(2)%
Home equity loans and lines	41,337	43,665	(2,328)	(5)
Commercial real estate	238,019	226,999	11,020	5
Construction and land	86,108	78,994	7,114	9
Multi-family residential	19,849	20,125	(276)	(1)

Total real estate loans	564,139	552,600	11,539	2

Other loans:
Commercial and industrial	81,930	82,980	(1,050)	(1)
Consumer	32,582	30,791	1,791	6

Total other loans	114,512	113,771	741	1

Total loans	$678,651	$666,371	$12,280	2%

Nonperforming assets (“NPAs”), which include $15.6 million in assets covered under loss sharing agreements with the FDIC (“Covered Assets”), totaled $34.1 million at March 31, 2012, an increase of $3.6 million compared to December 31, 2011 and an increase of $12.1 million compared to March 31, 2011. Excluding Covered Assets, the ratio of NPAs to total assets was 2.01% at March 31, 2012, compared to 1.55% at December 31, 2011 and 0.19% at March 31, 2011. The increase in NPAs during the first quarter of 2012 relates primarily to a $5.4 million commercial real estate loan which was placed on nonaccrual status during the quarter. The increase in NPAs compared to the first quarter of 2011 was due primarily to the NPAs acquired through our acquisition of GSFC in July 2011. NPAs acquired from GSFC totaled $9.6 million at the date of acquisition.

The Company recorded net loan charge-offs of $3,000 during the first quarter of 2012, compared to net loan recoveries of $7,000 in the fourth quarter of 2011 and net loan charge-offs of $3,000 during the first quarter of 2011.

The Company’s provision for loan losses for the first quarter of 2012 was $712,000, compared to $568,000 for the fourth quarter of 2011 and $102,000 for the first quarter of 2011. The increases compared to the fourth and first quarters of 2011 are primarily attributable to the nonperforming commercial real estate loan mentioned above, modest downgrades of certain other loans and loan growth.

At March 31, 2012, the Company’s ratio of allowance for loan losses to total loans was 0.86%, compared to 0.77% and 0.91% at December 31, 2011 and March 31, 2011, respectively. The increase in the ratio of allowance for loan losses to total loans during the first quarter was due to downgrades of certain loans described above and loan growth. The decrease in the first quarter 2012 ratio of allowance for loan losses to total loans compared to first quarter 2011 relates primarily to the acquisition of GSFC’s loans. Under accounting rules generally accepted in the United States, an acquirer may not carry over the acquiree’s allowance for loan losses. Instead, the acquirer must estimate the fair value of the cash flows expected to be derived from the acquired loan portfolio. Management has included its credit loss expectations in the acquired loan portfolio’s cash flow assumptions used to derive the portfolio’s fair value. Hence, management believes that expected credit losses in the acquired loan portfolio have been appropriately addressed in the fair value adjustments recorded on the acquired loan portfolio. Ongoing evaluations of the acquired loan portfolio may result in additional provisions for the acquired loans. Excluding acquired loans, the ratio of allowance for loan losses to total loans was 1.22% at March 31, 2012, compared to 1.14% at December 31, 2011 and 1.10% at March 31, 2011.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $164.1 million at March 31, 2012, an increase of $5.3 million, or 3%, from December 31, 2011, and an increase of $22.4 million, or 16%, from March 31, 2011. At March 31, 2012, the Company had a net unrealized gain position on its investment securities portfolio of $4.0 million, compared to a net unrealized gain of $2.6 million and a net unrealized gain of $1.6 million at December 31, 2011 and March 31, 2011, respectively. At March 31, 2012, the investment securities portfolio had a modified duration of 3.2 years.

The Company maintains a portfolio of non-agency mortgage-backed securities, which had an amortized cost of $14.3 million at March 31, 2012. Each of these securities is rated investment grade by Standard & Poor’s and/or Moody’s.

Deposits

Core deposits (i.e., checking, savings and money market accounts) increased for the eleventh consecutive quarter, posting growth of $12.6 million, or 3%, during the first three months of 2012. Total deposits were $736.2 million at March 31, 2012, an increase of $5.4 million, or 1%, from December 31, 2011, and an increase of $192.5 million, or 35%, from March 31, 2011. The Company acquired $193.5 million in deposits through the acquisition of GSFC in July 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	March 31,	December 31,	Increase / (Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Demand deposit	$135,600	$127,828	$7,772	6%
Savings	46,569	43,671	2,898	7
Money market	182,442	180,790	1,652	1
NOW	93,970	93,679	291	—
Certificates of deposit	277,576	284,766	(7,190)	(3)

Total deposits	$736,157	$730,734	$5,423	1%

Share Repurchases

The Company purchased 4,590 shares of its common stock during the first quarter of 2012 at an average price per share of $15.91 under the share repurchase plan announced in May 2011. The Company may repurchase up to 402,835 shares, or approximately 5%, of the Company’s outstanding common stock under the May 2011 plan. As of April 19, 2012, the Company has purchased 313,865 shares under the plan at an average price per share of $14.62; hence, 88,970 additional shares remain eligible for purchase under the plan. The tangible book value per share of the Company’s common stock was $17.42 at March 31, 2012.

Net Interest Income

Net interest income for the first quarter of 2012 totaled $10.0 million, essentially unchanged compared to the fourth quarter of 2011, and an increase of $3.1 million, or 45%, compared to the first quarter of 2011. The addition of GSFC’s interest-earning assets and interest-bearing liabilities accounted for the vast majority of the increase compared to the same quarter last year. The Company’s net interest margin was 4.69% for the first quarter of 2012, three basis points higher than the fourth quarter of 2011 and two basis points higher than the first quarter of 2011.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$672,713	6.20%	$662,307	6.26%	$439,490	6.59%
Investment securities	155,476	2.21	162,367	2.18	130,607	2.94
Other interest-earning assets	25,160	0.55	26,026	0.56	24,423	0.61

Total interest-earning assets	853,349	5.31	850,700	5.30	594,520	5.55

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	316,004	0.45	314,334	0.46	233,440	0.53
Certificates of deposit	282,476	1.11	284,169	1.16	209,734	1.69

Total interest-bearing deposits	598,480	0.76	598,503	0.79	443,174	1.08
FHLB advances	101,473	0.71	103,011	0.75	15,280	2.64

Total interest-bearing liabilities	$699,953	0.75	$701,515	0.79	$458,454	1.13

Net interest spread		4.56%		4.52%		4.42%

Net interest margin		4.69%		4.66%		4.67%

Noninterest Income

Noninterest income for the first quarter of 2012 totaled $1.7 million, a decrease of $158,000, or 9%, compared to the fourth quarter of 2011 and an increase of $478,000, or 39%, compared to the first quarter of 2011. The decrease in noninterest income in the first quarter of 2012 compared to the fourth quarter of 2011 resulted primarily from lower gains on the sale of mortgage loans of $194,000.

The increase in noninterest income in the first quarter of 2012 compared to the first quarter of 2011 was primarily the result of increased gains on the sale of mortgage loans of $222,000 and the absence of losses on the sale of securities, which totaled $166,000 during the first quarter of 2011. Additionally, service fees and charges and bank card fees increased when comparing the first quarter of 2012 to the first quarter of 2011 as a result of the accounts added through our acquisition of GSFC and organic customer growth.

Noninterest Expense

Noninterest expense for the first quarter of 2012 totaled $7.8 million, a decrease of $274,000, or 3%, compared to the fourth quarter of 2011 and an increase of $1.1 million, or 16%, compared the first quarter of 2011. The decrease in noninterest expense in the first quarter of 2012 compared to the fourth quarter of 2011 resulted primarily from a decrease in marketing and advertising expenses of $161,000 and occupancy expenses of $105,000.

The increase in noninterest expense in the first quarter of 2012 compared to the first quarter of 2011 was primarily due to higher compensation and benefits, occupancy and data processing and communication expenses primarily reflecting our increase in offices and employees as a result of the GSFC acquisition. Additionally, expenses related to foreclosed assets increased during the first quarter of 2012 compared to the same quarter a year ago due primarily to resolution costs related to NPAs acquired in the GSFC acquisition.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes acquired loans. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2012	March 31, 2011	% Change	December 31, 2011
Assets
Cash and cash equivalents	$33,800,736	$22,466,923	50%	$31,272,508
Interest-bearing deposits in banks	4,754,000	8,857,000	(46)	5,583,000
Investment securities available for sale, at fair value	161,000,461	133,933,288	20	155,259,978
Investment securities held to maturity	3,064,866	7,764,023	(61)	3,461,717
Mortgage loans held for sale	1,794,119	560,991	220	1,672,597
Loans covered by loss sharing agreements	56,111,387	75,996,118	(26)	61,070,360
Noncovered loans, net of unearned income	622,539,181	366,003,288	70	605,301,127

Total loans	678,650,568	441,999,406	54	666,371,487
Allowance for loan losses	(5,813,095)	(4,019,285)	45	(5,104,363)

Total loans, net of allowance for loan losses	672,837,473	437,980,121	54	661,267,124

FDIC loss sharing receivable	24,399,699	31,030,272	(21)	24,222,190
Office properties and equipment, net	30,724,675	23,216,809	32	31,763,692
Cash surrender value of bank-owned life insurance	16,902,453	16,338,064	3	16,771,174
Accrued interest receivable and other assets	30,275,634	18,327,587	65	32,515,158

Total Assets	$979,554,116	$700,475,078	40	$963,789,138

Liabilities
Deposits	$736,157,230	$543,619,256	35%	$730,733,755
Federal Home Loan Bank advances	100,848,030	21,000,000	380	93,622,954
Accrued interest payable and other liabilities	4,827,764	3,281,323	47	5,147,595

Total Liabilities	841,833,024	567,900,579	48	829,504,304

Shareholders’ Equity
Common stock	89,404	89,270	—%	89,335
Additional paid-in capital	90,230,748	89,183,147	1	89,741,406
Treasury stock	(15,965,319)	(11,028,575)	45	(15,892,315)
Common stock acquired by benefit plans	(8,531,519)	(9,676,562)	(12)	(8,625,513)
Retained earnings	69,305,807	62,920,252	10	67,245,350
Accumulated other comprehensive income	2,591,971	1,086,967	138	1,726,571

Total Shareholders’ Equity	137,721,092	132,574,499	4	134,284,834

Total Liabilities and Shareholders’ Equity	$979,554,116	$700,475,078	40	$963,789,138

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2012	2011	Change	December 31, 2011	Change
Interest Income
Loans, including fees	$10,371,357	$7,160,653	45%	$10,450,022	(1)%
Investment securities	859,482	960,821	(11)	883,979	(3)
Other investments and deposits	34,398	36,721	(6)	36,803	(7)

Total interest income	11,265,237	8,158,195	38	11,370,804	(1)

Interest Expense
Deposits	1,131,848	1,177,048	(4)%	1,194,653	(5)%
Federal Home Loan Bank advances	180,836	100,640	80	194,407	(7)

Total interest expense	1,312,684	1,277,688	3	1,389,060	(5)

Net interest income	9,952,553	6,880,507	45	9,981,744	—
Provision for loan losses	711,900	102,276	596	567,968	25

Net interest income after provision for loan losses	9,240,653	6,778,231	36	9,413,776	(2)

Noninterest Income
Service fees and charges	569,941	474,824	20%	538,368	6%
Bank card fees	468,284	398,094	18	443,407	6
Gain on sale of loans, net	326,171	104,393	212	520,493	(37)
Income from bank-owned life insurance	131,279	145,419	(10)	142,561	(8)
Gain (loss) on the sale of securities, net	168	(166,082)	100	(4,706)	104
Discount accretion of FDIC loss sharing receivable	177,510	238,669	(26)	187,799	(5)
Other income	26,562	26,583	—	30,461	(13)

Total noninterest income	1,699,915	1,221,900	39	1,858,383	(9)

Noninterest Expense
Compensation and benefits	4,695,709	3,998,408	17%	4,692,503	—%
Occupancy	694,941	565,261	23	799,493	(13)
Marketing and advertising	151,474	161,050	(6)	312,733	(52)
Data processing and communication	672,341	541,507	24	713,701	(6)
Professional fees	232,253	419,732	(45)	203,524	14
Forms, printing and supplies	126,266	113,980	11	139,997	(10)
Franchise and shares tax	175,651	180,500	(3)	93,783	87
Regulatory fees	198,158	229,739	(14)	169,375	17
Foreclosed assets, net	267,998	48,134	457	242,590	10
Other expenses	594,031	448,811	32	715,087	(17)

Total noninterest expense	7,808,822	6,707,122	16	8,082,786	(3)

Income before income tax expense	3,131,746	1,293,009	142	3,189,373	(2)
Income tax expense	1,071,289	498,325	115	1,055,122	2

Net income	$2,060,457	$794,684	159	$2,134,251	(3)

Earnings per share - basic	$0.30	$0.11	173%	$0.31	(3)%

Earnings per share - diluted	$0.29	$0.11	164	$0.30	(3)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2012	2011	Change	December 31, 2011	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$11,265	$8,158	38%	$11,371	(1)%
Total interest expense	1,313	1,278	3	1,389	(5)

Net interest income	9,952	6,880	45	9,982	—

Provision for loan losses	712	102	598	568	25
Total noninterest income	1,700	1,222	39	1,858	(9)
Total noninterest expense	7,809	6,707	16	8,083	(3)
Income tax expense	1,071	498	115	1,055	2

Net income	$2,060	$795	159	$2,134	(3)

AVERAGE BALANCE SHEET DATA
Total assets	$965,682	$692,755	39%	$965,357	—%
Total interest-earning assets	853,349	594,520	44	850,700	—
Totals loans	672,713	439,490	53	662,307	2
Total interest-bearing deposits	598,480	443,174	35	598,503	—
Total interest-bearing liabilities	699,953	458,454	53	701,515	—
Total deposits	724,752	543,323	33	724,357	—
Total shareholders’ equity	135,975	131,994	3	133,899	2

SELECTED RATIOS (1)
Return on average assets	0.85%	0.46%	85%	0.88%	(3)%
Return on average equity	6.06	2.41	151	6.38	(5)
Efficiency ratio (2)	67.01	82.78	(19)	68.27	(2)
Average equity to average assets	14.08	19.05	(26)	13.87	2
Tier 1 leverage capital ratio (3)	12.59	15.59	(19)	12.52	1
Total risk-based capital ratio (3)	20.82	24.86	(16)	21.08	(1)
Net interest margin (4)	4.69	4.67	—	4.66	1

PER SHARE DATA
Basic earnings per share	$0.30	$0.11	173%	$0.31	(3)%
Diluted earnings per share	0.29	0.11	164	0.30	(3)
Book value at period end	17.74	16.39	8	17.30	3
Tangible book value at period end	17.42	16.18	8	16.96	3

PER SHARE DATA
Shares outstanding at period end	7,762,204	8,087,159	(4)%	7,759,954	—%
Weighted average shares outstanding
Basic	6,952,952	7,177,377	(3)%	6,882,206	1%
Diluted	7,196,444	7,277,013	(1)	7,033,984	2

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	Covered	March 31, 2012 Noncovered	Total	Covered	December 31, 2011 Noncovered	Total	Covered	March 31, 2011 Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1) (2)
Nonaccrual loans	$10,456	$15,759	$26,215	$10,460	$11,007	$21,467	$15,479	$1,090	$16,569
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	10,456	15,759	26,215	10,460	11,007	21,467	15,479	1,090	16,569
Other real estate owned	5,168	2,675	7,843	6,096	2,868	8,964	5,281	92	5,373

Total nonperforming assets	15,624	18,434	34,058	16,556	13,875	30,431	20,760	1,182	21,942
Performing troubled debt restructurings	25	543	568	26	572	598	—	1,067	1,067

Total nonperforming assets and troubled debt restructurings	$15,649	$18,977	$34,626	$16,582	$14,447	$31,029	$20,760	$2,249	$23,009

Nonperforming assets to total assets			3.48%			3.16%			3.13%
Nonperforming loans to total assets			2.68			2.23			2.37
Nonperforming loans to total loans			3.86			3.22			3.75
Allowance for loan losses to nonperforming assets			17.07			16.77			18.32
Allowance for loan losses to nonperforming loans			22.18			23.78			24.26
Allowance for loan losses to total loans			0.86			0.77			0.91

Year-to-date loan charge-offs			$15			$334			$9
Year-to-date loan recoveries			12			58			6

Year-to-date net loan charge-offs			$3			$276			$3

Annualized YTD net loan charge-offs to total loans			—%			0.04%			—%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.